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Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Third Quarter Results

  •
  Adjusted net income of $23.8 million; GAAP net income of $2.3 million

  •
  $21.5 million after-tax special charge taken in recognition of liabilities associated with legal matters

  •
  Acquisition of Securian VA business completed

  •
  Wholesale channel business pipeline remains strong

        Overland Park, KS, October 28, 2003—Waddell & Reed Financial, Inc. (NYSE: WDR) today reported GAAP third quarter net income of $2.3 million, or $0.03 per diluted share. These results include a one-time after-tax special charge of $21.5 million to recognize liabilities associated with major existing legal and regulatory matters consisting of the ongoing Torchmark litigation, the NASD sales practice exam, and ongoing disputes with former sales personnel in our Advisors channel. This charge is for estimated damages and legal costs assuming these matters are resolved unfavorably after exhausting all reasonable legal remedies. This charge quantifies the financial burden of these matters. Going forward stockholders should now be better able to ascertain the financial prospects of our business and management can better focus on the merits of the various matters. We believe excluding this charge from our adjusted results provides a more meaningful comparison to last year's operating results and to the operating results of other companies. Excluding the charge, adjusted net income was $23.8 million, or $0.29 per diluted share.

        In the prior year's third quarter, the Company reported net income of $16.0 million or $0.20 per diluted share. Included in these numbers was an after-tax charge of $4.4 million for other-than-temporary decline in the fair value of our investment portfolio. The decline in the value of these investments was a result of general market decline and was not specific to the nature and/or quality of the mutual funds or their underlying investments. Last year's third quarter also included a one-time after-tax special charge of $1.3 million related to the previously disclosed NASD arbitration. This special charge reflected the payment of the compensatory and attorney fee portion of the award. Excluding these charges, last year's third quarter adjusted net income was $21.7 million, or $0.27 per diluted share. We believe that the presentation of adjusted net income, excluding these charges, provides a more meaningful comparison to this year's operating results and to the operating results of other companies.

Channel Discussion

Waddell & Reed Advisors Channel

        Advisor sales activity of investment products remained relatively unchanged compared to recent quarters. Sales of our mutual funds have been improving every quarter since the beginning of the year; however, sales of variable products have decreased, offsetting the improvement in mutual fund sales. Our advisors indicate that investor sentiment seems to be improving, which can be observed in monthly sales figures compared to a year ago. September's sales were up 11.3% over last September's, and to-date October's sales are up 18.6% over last October's.

        As a result of our previously announced decision to focus our division managers on increasing advisor productivity, productivity per advisor has improved every quarter for the past three quarters. Consequently, less emphasis is being placed on recruiting and advisor headcount will be lower than previously expected. We expect the headcount on December 31, 2003 to be approximately 3,100. In addition, advisors not meeting a higher annual minimum production requirement will not have their licenses renewed in the first quarter of 2004.

Wholesale Channel

        On September 22, we completed the purchase of nine actively managed equity funds of the Advantus Series Funds, a fund family utilized within variable insurance products. The purchase price was $26.3 million, or 1.8% of assets, exclusive of seed money. We acquired $1,494 million, of which $933.7 million was already being subadvised by Waddell & Reed. These assets were merged into W&R Target Funds, resulting in increased investment management fee rates as Waddell & Reed transitioned from being subadvisor to adviser on these assets. During the quarter, $617.3 million came under management of which $394.8 million is managed by unaffiliated subadvisors (previously utilized by Advantus Capital Management and retained by the W&R Target Funds).

        Distribution opportunities within the Securian channel are expected to further bolster non-proprietary sales efforts, which produced positive net flows during the third quarter. We have increased the wholesaling resources dedicated to this activity and we recorded sequential increases in net sales in each of the three months since the July 1 launch of the Ivy Funds.

        Sales in the defined benefit market remained strong during the quarter, principally a result of continued demand for our large cap growth strategy among pension plan sponsors. Approximately $273 million funded during the third quarter; an additional mandate for $287 million funded this month; and the pipeline for additional business remains strong.

Management Fee Revenues

        On a sequential quarter basis, the increase in management fees correlates closely to the increase in average assets under management. Average assets under management increased 6% due in part to market appreciation and to Securian assets purchased on September 22nd. The management fee rate remained essentially unchanged at 64.4 basis points in the current quarter, compared to 64.5 basis points for the quarter ended June 30, 2003.

        Comparing the current quarter to last year's third quarter, the increase in management fees is attributable to a 20% increase in average assets, coupled with a slight improvement in the overall management fee rate to 64.4 basis points compared to 63.3 basis points in the third quarter of 2002. The $5.3 billion increase in average assets was attributable to a combination of new sales, market appreciation, acquisition of the Ivy Funds in December 2002, and the addition of the Securian assets in the second and third quarter of 2003.

Underwriting and Distribution Fee Revenues

        On a sequential quarter basis, the decline in revenues is equally split between lower commissions from insurance product sales and a lower volume of variable annuity sales.

        Comparing the current quarter to last year's third quarter, the decline in revenues is attributable to lower commissions from insurance product sales, partially offset by a combination of higher asset-based fee revenues earned on deferred-load products and on our Strategic Portfolio Allocation product.

Shareholder Service Fees

        Comparing the current quarter to the second quarter, as well as to last year's third quarter, the increase in revenues is due in part to additional remote processing fees for the addition of the Ivy accounts to our system (July 1, 2003), a new fee for fund administration, and a slight increase in average per account servicing fee.

Underwriting and Distribution Expenses

        Expenses remained practically unchanged on a sequential quarter basis. Higher costs associated with the build-out of our wholesale distribution channel and higher asset-based trail commissions were offset by lower commission costs from decreased insurance sales volume and, to a lesser extent, lower commission costs on variable annuity sales stemming from lower sales volume.

        Comparing the current quarter to last year's third quarter, expenses increased as a result of additional costs associated with the build-out of our wholesale distribution channel, and higher commission expenses at Legend. This increase was partially offset by lower commission costs from decreased insurance sales volume.

Other Operating Items

        Compensation and related costs (excluding equity compensation) for the current quarter remained relatively unchanged sequentially. Comparing this quarter to last year's third quarter, compensation and related costs increased due to higher wages for newly added personnel to support our wholesale initiatives and for employee severance payments. Equity compensation also rose as a result of employee severance payments.

        General and administrative expenses rose significantly as a result of the $32.0 million pre-tax ($21.5 million after-tax) charge for our major existing legal matters. Included in this charge are third quarter legal expenses related to these matters. Excluding the third quarter charge, general and administrative expenses declined compared to the second quarter of 2003. This decline is primarily due to a lower level of third quarter legal expenses given that some of these expenses were included in the charge. More information about our major outstanding legal and regulatory matters can be found in our quarterly filing with the Securities and Exchange Commission.

Investment & Other Income

        Comparing the current quarter to the second quarter, income declined as a result of a gain realized on the sale of a mutual fund investment in the second quarter of 2003. As is our normal practice, we made this investment as seed money, in conjunction with a prior mutual fund launch. With the launch of two new funds, we chose to reinvest the monies from the previously launched fund to seed these new funds. Comparing the current quarter to last year's third quarter, the decline in revenues is primarily attributable to lower invested amounts.

Margin Discussion

        For the quarter ended September 30, 2003, the operating margin was 5.8% on a GAAP basis, and excluding equity compensation and special charges, was 35.7%. We believe that presenting operating margins excluding equity compensation and special charges from all periods provides a more meaningful comparison to last year's operating results and to the operating results of other companies. Sequentially, a 2.6% increase in operating revenues combined with a 1.9% decrease in operating expenses, resulted in a 3.0 percentage point improvement in the operating margin ratio. Comparing the current quarter to last year's third quarter, a 9.7% increase in operating revenues was partially offset by a 6.3% increase in operating expenses, resulting in a 2.1 percentage point improvement in the operating margin ratio.

        For the quarter ended September 30, 2003, the overall underwriting and distribution margin was -7.6%. Sequentially, a 4% decline in underwriting and distribution revenues was responsible for the 4.3 percentage point decline in margin ratio. Comparing the current quarter to last year's third quarter, a 3% decline in revenues coupled with a 1% increase in underwriting and distribution expenses was responsible for the 4.3 percentage point decline in margin ratio. The Waddell & Reed Advisors underwriting and distribution margin, a measure that excludes our wholesale underwriting and distribution activities, was -3.0% for the third quarter of 2003.

Balance Sheet Information

        As of September 30, 2003

  •
  Cash balance of $74.8 million ($16.2 million for the exclusive benefit of customers in compliance with federal securities industry regulations).

  •
  Investment securities of $87.2 million.

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  Contingent liability for our standby letter of credit in the amount of $36 million, which was issued in connection with our appeal bond posted with the New York Supreme Court related to the NASD arbitration award. A portion of our investment and cash securities with a combined market value of $44.8 million collateralizes the letter of credit.

  •
  Long-term debt outstanding of $212.1 million.

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  Short-term debt outstanding of $35.0 million.

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  Shareholders' equity of $165.4 million.

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  Shares outstanding were 82.6 million.

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  During the quarter we repurchased 467,300 common shares at an aggregate cost, including commissions, of $11.9 million.

WADDELL & REED FINANCIAL, INC.
Schedule of Selected Operating Data
(Amounts in thousands except for per share data)

	Three Months Ended September 30,		Change		Three Months Ended June 30,	Change
	2003	2002	$	%	2003	$	%
Operating Revenues:
Investment management fees	$52,490	$43,199	9,291	21.5	$49,009	3,481	7.1
Underwriting & distribution fees	42,073	43,221	(1,148)	-2.7	43,840	(1,767)	-4.0
Shareholder service fees	18,188	16,321	1,867	11.4	17,052	1,136	6.7

Total operating revenues	112,751	102,741	10,010	9.7	109,901	2,850	2.6
Operating Expenses:
Underwriting and distribution:	45,279	44,664	615	1.4	45,295	(16)	0.0
Compensation and related costs	16,104	13,186	2,918	22.1	16,322	(218)	-1.3
Equity Compensation	1,689	—	1,689	N/A	1,193	496	41.6
General and administrative
Excluding special charge	9,395	8,707	688	7.9	10,617	(1,222)	-11.5
Special charge(1)	32,000	2,000	30,000	1500.0	—	32,000	N/A
Depreciation	1,742	1,642	100	6.1	1,720	22	1.3

Total operating expense	106,209	70,199	36,010	51.3	75,147	31,062	41.3
Other Income (Expense):
Investment & other income	691	1,220	(529)	-43.4	1,966	(1,275)	-64.9
Write down of investment securities	—	(7,141)	(7,141)	N/A	—	—	N/A
Interest expense	(2,247)	(2,980)	(733)	-24.6	(2,570)	(323)	-12.6

Total other income (expense)	(1,556)	(8,901)	(7,345)	-82.5	(604)	952	157.6

Income before taxes	4,986	23,641	(18,655)	-78.9	34,150	(29,164)	-85.4
Provision for taxes	2,645	7,637	(4,992)	-65.4	11,884	(9,239)	-77.7

Net income	$2,341	$16,004	(13,663)	-85.4	$22,266	(19,925)	-89.5

Net income per share—diluted	$0.03	$0.20		-85.0%	$0.27		-88.9%
Adjusted net income per share—diluted(2)	$0.29	$0.27		7.4%	$0.27		7.4%
Weighted average number of shares outstanding—diluted	83,557	81,073			82,644
Adjusted operating margin(3) (See below for GAAP)	35.7%	33.6%			32.7%
Distribution margin	-7.6%	-3.3%			-3.3%
Waddell & Reed Advisors U&D margin(4)	-3.0%	-2.1%			-1.4%
(1) Special charges for legal and regulatory matters
(2) Excludes special charges for legal and regulatory matters in the 3rd quarters of 2002 and 2003, and for the write down of investments in the 3rd quarter of 2002.
(3) Excludes equity compensation and all special charges.
(4) Excludes our wholesale underwriting and distribution activities

GAAP net income per share as reported	$0.03	$0.20			$0.27
Add back: per share special charges for legal matters	$0.26	$0.02			$0.00
Add back: per share special charges for investments	$0.00	$0.05			$0.00

Adjusted net income per share(2)	$0.29	$0.27			$0.27
GAAP Operating margin	5.8%	31.7%			31.6%
Add back: special charges for legal matters	28.4%	1.9%			0.0%
Add back: equity compensation	1.5%	0.0%			1.1%

Adjusted operating margin(3)	35.7%	33.6%			32.7%

WADDELL & REED FINANCIAL, INC.
Changes in Assets Under Management
For the quarter ended
(Amounts in millions)

	Waddell & Reed Advisors Channel	Wholesale Channel	Total
September 30, 2003
Beginning Assets	$22,511.5	$9,182.2	$31,693.7
Securian Assets	0.0	617.3	617.3
Sales	533.9	757.1	1,291.0
Redemptions	(834.2)	(493.8)	(1,328.0)

Net Sales	(300.3)	263.3	(37.0)
Net Exchanges and Adjustments	(7.3)	5.2	(2.1)
Reinvested Dividends and Capital Gains	42.5	39.2	81.7

Net Flows	(265.1)	307.7	42.6
Market Appreciation/(Depreciation)	302.7	219.6	522.3

Ending Assets	$22,549.1	$10,326.8	$32,875.9
September 30, 2002
Beginning Assets	$23,861.2	$5,270.6	$29,131.8
Sales	596.5	301.2	897.7
Redemptions	(961.4)	(258.4)	(1,219.8)

Net Sales	(364.9)	42.8	(322.1)
Net Exchanges and Adjustments	(10.3)	7.2	(3.1)
Reinvested Dividends and Capital Gains	55.3	24.5	79.8

Net Flows	(319.9)	74.5	(245.4)
Market Appreciation/(Depreciation)	(2,669.5)	(611.4)	(3,280.9)

Ending Assets	$20,871.8	$4,733.7	$25,605.5
June 30, 2003
Beginning Assets	$20,833.4	$6,709.6	$27,543.0
Securian Assets	0.0	1,338.4	1,338.4
Sales	578.6	997.0	1,575.6
Redemptions	(869.0)	(677.4)	(1,546.4)

Net Sales	(290.4)	319.6	29.2
Net Exchanges and Adjustments	8.4	(10.1)	(1.7)
Reinvested Dividends and Capital Gains	69.5	37.4	106.9

Net Flows	(212.5)	346.9	134.4
Market Appreciation/(Depreciation)	1,890.6	787.3	2,677.9

Ending Assets	$22,511.5	$9,182.2	$31,693.7

WADDELL & REED FINANCIAL, INC.
Supplemental Information

Other Items
	3Q03	3Q02	% change	2Q03	% change
Retail redemption rates—long-term
Waddell & Reed Advisors	11.3%	11.3%		11.5%
Wholesale	20.2%	19.8%		31.1%
Total	14.0%	12.9%		17.1%
Sales per advisor (000s)(1)
Total	146	136	7.4%	143	2.1%
2+ Years	213	167	27.5%	186	14.5%
0 to 2 Years	49	30	63.3%	39	25.6%
Gross production per advisor (000s)(2)	11.0	11.0	0.0%	11.1	-0.9%
Number of advisors(3)	2,985	3,341	-10.7%	2,987	-0.1%
Number of shareholder accounts (000s)	2,282	2,193	4.1%	2,286	-0.2%

(1)
Average commissionable sales per Waddell & Reed Advisor

(2)
Average gross commission generated per Waddell & Reed Advisor

(3)
Excluding Legend retirement advisors

Lipper Ranking
	1 Year	3 Years	5 Years
Percentage of funds
Equity Funds
Top Quartile	16%	43%	39%
Top Half	27%	69%	75%
All Funds
Top Quartile	12%	34%	30%
Top Half	24%	64%	68%
MorningStar Ranking
	Overall	3 Years	5 Years
Percentage of funds with 4/5 star
Equity Funds	50%	44%	44%
All Funds	43%	34%	35%

Earnings Conference Call

        Members of the investment community and the general public are invited to listen to a live webcast of our earnings release conference call today, October 28, 2003 at 10:00 a.m. Eastern. During this call, Keith A. Tucker, Chairman and CEO, will review our third quarter results. Live access to the teleconference will be available on the "Corporate" section of our website at www.waddell.com. A webcast replay will be made available shortly after the call through November 3rd.

Website Resources

        We invite you to visit the "Corporate" section of our website at www.waddell.com under the caption "Data Tables" to review supplemental information schedules on asset flows and average assets under management & management fee rates.

Contacts

Investor Contacts:

        John Sundeen, Chief Financial Officer, (913) 236-1810, jsundeen@waddell.com

        Nicole McIntosh, Investor Relations Manager, (913) 236-1880, nmcintosh@waddell.com, or Toll Free: (800) 532-2757

Press Contact:

        Thomas W. Butch, Chief Marketing Officer, (913) 236-1944, tbutch@waddell.com

Mutual Fund Investor Contact:

        Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

        Past performance is no guarantee of future results. Please invest carefully.

Forward-looking Statements

        The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Such differences could be caused by a number of factors including, but not limited to, a risk that the expected benefits from the expansion of our distribution channels may not be as beneficial as anticipated, unexpected and adverse results of litigation or regulation, acts of terrorism and/or war, less favorable economic and market conditions including our cost to finance the Company, the risk that the intended results of our changes to long-term incentive compensation may not meet our expectations, and other risks as set out in the reports we have filed with the SEC. Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

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Waddell & Reed Financial, Inc. Reports Third Quarter Results